SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into effective this 26th day of September, 2008 by and between Gateway International Holdings, Inc., a Nevada corporation, and its subsidiaries (“Gateway”) and Lawrence A. Consalvi, an individual (“Consalvi”). Gateway and Consalvi shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Gateway is a company engaged in the acquisition, refurbishment, distribution and sales of pre-owned computer numerically controlled (“CNC”) machine tools to manufacturing customers across the United States of America;

WHEREAS, Consalvi resigned from his positions as an Executive Vice President and a Director of Gateway, and from all positions he held with Gateway’s subsidiaries;

WHEREAS, Gateway to accepted Consalvi’s resignation from the above-mentioned positions;

WHEREAS, by this Agreement the Parties wish to memorialize the terms of Consalvi’s resignation from Gateway;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties hereto covenant, promise and agree as follows:

AGREEMENT

1. In exchange for Consalvi’s resignation Gateway and Consalvi agreed certain outstanding matters would be resolved after the effective date of his resignation. This Agreement resolves all outstanding issues between Gateway and Consalvi. A copy of Consalvi’s resignation is attached hereto as Exhibit A.

2. This Agreement shall not be in any way be construed as an admission by Gateway that it has acted wrongfully with respect to Consalvi or any other person, or that Consalvi has any rights whatsoever against Gateway.

3. Consalvi’s resignation is not and cannot be construed as an involuntary or without cause termination under the terms of Sections 2 and 4.2.4, or a termination by executive for good reason under Sections 4.1.4 and 4.2.4, of that certain Employment Agreement entered into by and between Consalvi and Gateway on or about February 7, 2007 (the “Employment Agreement”). Consalvi’s resignation terminated the Employment Agreement, and this Agreement supersedes the Employment Agreement with regard to all material terms.

4.  Consalvi acknowledges that he is aware that even if he does not sign this Agreement, Gateway will pay Consalvi all compensation earned through the date of his resignation, plus any accrued vacation benefits and properly submitted expense reports. Similarly, Consalvi further acknowledges that he is aware that even if he does not sign this Agreement, he will be offered benefits to which he is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), if applicable.

5.  In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that Consalvi signs this Agreement and returns it to Gateway’s President by October 22, 2008, and does not revoke his consent to this Agreement as set forth in Section 14(d):

a.  Gateway will pay Consalvi a severance in the amount of nine full months (October 2008 through June 2009) of pay at Consalvi’s regular rate of pay at the time of his resignation, with such payments made in accordance with Gateway’s regular payroll practices;

b. Gateway will pay Consalvi’s full medical benefits in accordance with the medical plan he is currently under, for the same nine-month period; and

c. Gateway will pay Consalvi a car allowance for car-related expenses, including, but not limited to, car payment, car insurance, repairs, and gas, equal to Consalvi’s car allowance at the time of his resignation, for the same nine-month period. If any payments are made to Consalvi under this Sub-Section, and Consalvi collects insurance proceeds for the same repairs or issues, such insurance proceeds shall be paid by Consalvi to Gateway.

6. In exchange for the promises contained in this Agreement, Consalvi will return 400,000 shares of Gateway’s common stock that he owns for cancellation and deposit into Gateway’s treasury stock in repayment of business expenses payments paid to Consalvi prior to May 2008. In order to cancel these shares, Consalvi agrees to sign and return, with a valid medallion guarantee, the stock power attached hereto as Exhibit B, and no payments will be made to Consalvi under this Agreement until the stock power has been received by Gateway with a signed copy of this Agreement.

7. In consideration of this Agreement, effective on the date hereof and except as otherwise provided herein, Consalvi, and his respective agents and assigns, hereby release Gateway and each and all of its present and former agents, officers, directors, shareholders, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against Gateway, as a result of Consalvi’s employment by Gateway. This release of claims and defenses shall not alter the prospective duties between the Parties under this Agreement.

8. Consalvi acknowledges and agrees that this release applies to all claims that he may have against Gateway arising out of, or pertaining to his employment by Gateway, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to a Party’s person and property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent. Consalvi agrees not to file any complaints, causes of action, or grievances with any governmental, state or county entity against Gateway arising out of, or pertaining his employment by Gateway. Additionally, Consalvi acknowledges that his resignation acts as a termination of the Employment Agreement.

9. Consalvi expressly agrees and understands that the above releases will be effective as of the date of this Agreement and that his sole remedy against Gateway, or any of its officers or directors, regarding his employment by Gateway will be for breach of this Agreement.

10. Section 1542 Release. It is understood and agreed by Consalvi that all rights under Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,”

are hereby expressly waived. Consalvi further waives any protection under California Civil Code Section 1542. Consalvi acknowledges, agrees and understands the consequences of a waiver of Section 1542 of the California Civil Code and assumes full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to Consalvi’s employment by Gateway. Consalvi understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if a Consalvi should eventually suffer additional damages arising out of the subject matter hereof, he will not be permitted to make any claim for those damages. Furthermore, Consalvi acknowledges that he intends these consequences even as to claims for damages that may exist as of the date of this Agreement but which he does not know exists, and which, if known, would materially affect his decision to execute this Agreement, regardless of whether his lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

11. In exchange for Consalvi’s release of Gateway, its officers, directors, shareholders, attorneys, employees, consultants and advisors as set forth in this Agreement, Gateway hereby agrees to release Consalvi from the non-competition provisions contained in Section 5.1.1 of the Employment Agreement, and any other agreements between Gateway and Consalvi. In addition, Gateway agrees to indemnify Consalvi for any legal fees or costs, and any damages that Consalvi is forced to pay as a result of the lawsuit entitled Onofrio Saputo and Christopher Frisco v. Gateway International Holdings, Inc., Lawrence Consalvi, Timothy Consalvi and Joe Gledhill, Case No. 30-2008-0011090, so long as those damages are not a result of intentional or fraudulent acts by Consalvi.

12.  On or before October 1, 2008, and before any severance will be paid under this Agreement, Consalvi agrees to return to Gateway all of the company's property in his possession including, but not limited to, all Gateway documents and files, all Gateway credit cards, and all of the tangible and intangible property belonging to Gateway and relating to Consalvi’s employment with the Company; and to allow access to any computer used for Gateway business, including disks and electronic files.

13.  Consalvi agrees to cooperate fully with Gateway in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

14.  In the event that Consalvi breaches any of his obligations under Sections 12 and 13, any outstanding obligations of Gateway hereunder shall immediately terminate, any payments previously made to Consalvi pursuant to Section 5 shall be returned to Gateway, and Gateway reserves the right to pursue legal action against Consalvi for any damages caused by such breach.

15. Each Party hereto will hold and will cause its agents, officers, directors, attorneys, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, the terms of this Agreement and all other documents and information concerning any other Party furnished it by such other Party or its representatives in connection with the subject matter hereof or Consalvi’s employment by Gateway (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

16. Except the claims expressly not waived by the other provisions of this Agreement, such as Section 17(b) below, Consalvi, on his own behalf, and anyone claiming through him, irrevocably and unconditionally releases, acquits and forever discharges Gateway and/or its subsidiaries, divisions, predecessors, successors and assigns, as well as each of their past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter “Releasees” collectively), in each of their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which Consalvi has ever had against any of the Releasees arising out of or relating to Consalvi’s employment with Gateway and/or the termination of Consalvi’s employment with Gateway. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under the California Constitution, under any Fair Employment and Housing Act (“FEHA”), under the California Labor Code and/or any other relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress. Consalvi agrees that he will not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and he represents and warrants that no such claim has been filed to date. Consalvi further agrees if he brings any type of administrative or legal action arising out of claims waived or released under this Agreement, Consalvi will bear all legal fees and costs, including those of the Releasees.

17. Consalvi also acknowledges that he has been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a.  Consalvi has the right to consult with an attorney before signing this Agreement;

b.  Consalvi does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.

c.  Consalvi has twenty-one (21) days from the date of this Agreement to consider this Agreement;

d. Consalvi has seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.

18. Each Party acknowledges and represents that, in executing this Agreement, such Party has had the opportunity to consult legal counsel, and has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

19. This Agreement pertains to a disputed claim and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

20. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

21. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

22. All Parties hereto agree to pay their own costs and attorneys' fees except that in the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party's attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

23. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be in the appropriate court in Orange County, California.

24. This Agreement sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

25. The Parties represent that they fully understand their right to review all aspects of this Agreement with an attorney of their choice, that they have had the opportunity to consult with an attorney of their choice, that they have carefully read and fully understands all the provisions of this Agreement and that they freely, knowingly and voluntarily entering into this Separation Agreement. By signature below the Parties acknowledge they willing to enter into this Agreement. Consalvi, by signing this Agreement and returning to Gateway on or before October 22, 2008, signifies his acceptance of this Agreement. As noted earlier, this Agreement will not become effective, and none of the severance benefits in Section 5 will be paid, until seven (7) days after the date Consalvi signs this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“Gateway”	“Consalvi”

Gateway International Holdings, Inc.,	Lawrence A. Consalvi
a Nevada corporation	an individual
/s/ Joseph Gledhill	/s/ Lawrence A. Consalvi
By: Joseph Gledhill	By: Lawrence A. Consalvi
Its: Executive Vice President

Exhibit A

RESIGNATION

Exhibit B

STOCK POWER

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Gateway International Holdings, Inc., for cancellation, a total of Four Hundred Thousand (400,000) shares of Common Stock of Gateway International Holdings, Inc., a Nevada corporation, represented by stock certificate No. _________, issued in the name of the undersigned. Any remaining shares from stock certificate No. _________, if any, to be returned to the undersigned.

IN WITNESS HEREOF, the party below has executed this Irrevocable Stock Power as of the date indicated by his signature below.

Dated: __________________, 2008
By: Lawrence A. Consalvi

Medallion Guaranteed